FOR IMMEDIATE RELEASE

CIT REPORTS THIRD QUARTER 2012 NET LOSS OF $305 MILLION ($1.52 PER DILUTED SHARE);

PRE-TAX INCOME OF $170 MILLION EXCLUDING $471 MILLION DEBT REDEMPTION CHARGES1

Third Quarter Financial Highlights

▪	Asset Growth – Fourth consecutive quarter of growth in commercial financing and leasing assets, which are up 10% from a year ago
▪	Completed Redemption of Restructuring-related Debt - Redeemed or refinanced $31 billion of high cost debt since 2010 including the remaining $4.6 billion in the third quarter
▪	Solid New Business Volume – Fourth consecutive quarter of funded volume of over $2 billion; up 16% from the year-ago quarter
▪	CIT Bank Growth – Online deposits surpassed $3.5 billion as assets exceed $11 billion; originated over 96% of U.S. funded loan and lease volume
▪	Credit Metrics Remain Strong - Non-Accrual balances further declined and net charge-offs remained at low levels

NEW YORK – October 23, 2012 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today reported a net loss for the quarter ended September 30, 2012 of $305 million, $1.52 per diluted share, compared to a net loss of $32.8 million, $0.16 per diluted share, for the third quarter of 2011. The current period includes charges of $471 million related to the redemption of $4.6 billion of high cost debt, while the year-ago period included charges of $169 million related to the redemption of the $3 billion first lien term loan and approximately $1.5 billion of high cost debt. Pre-tax income excluding debt redemption charges was $170 million, down modestly from $176 million in the year-ago quarter. The net loss for the nine months ended September 30, 2012 was $822 million, $4.09 per diluted share, including debt redemption charges of $1.4 billion, compared to a net loss of $17 million, $0.08 per diluted share, including debt redemption charges of $0.4 billion, in the comparable 2011 period.

“We achieved several strategic milestones this quarter that will lower our funding costs and better position CIT for future profitability,” said John Thain, Chairman and Chief Executive Officer.  “We eliminated the last of our $31 billion of restructuring-related debt, grew commercial assets for the fourth consecutive quarter, and exceeded $3.5 billion in Internet deposits at CIT Bank. We will continue to focus on achieving our financial targets as we meet the needs of our small business and middle market clients.”

1 Pre-tax income excluding debt redemption charges is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

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Summary of Third Quarter Financial Results

Third quarter operating results reflect continued solid business activity and execution of our liability management strategy. While we reported a $301 million pre-tax loss for the quarter, pre-tax income excluding debt redemption charges was $170 million, compared to $176 million in the year-ago quarter and $245 million in the second quarter. Pre-tax income excluding debt redemption charges and net FSA accretion/amortization2 was $103 million, up from $91 million in the year-ago period but down sequentially primarily due to lower gains on loan sales. See the Non-GAAP disclosure table on page 16 for additional information.

Total assets at September 30, 2012 was $43.6 billion, up $0.8 billion from June 30, 2012, but down from $44.6 billion at September 30, 2011 as growth in the commercial portfolio was offset by sales and runoff of over $3 billion of government-guaranteed student loans over the past four quarters. Commercial financing and leasing assets increased to $29.6 billion, up $0.6 billion from June 30, 2012 and $2.6 billion from a year-ago. Total loans rose approximately $300 million during the quarter to $20.4 billion but declined $1.4 billion from a year ago due to the decline in consumer assets. Operating lease equipment increased to $12.1 billion, up approximately $0.2 billion since June 30, 2012 and nearly $1 billion from September 30, 2011, reflecting aircraft and railcar deliveries. Cash and short-term investments increased $0.2 billion from June 30, 2012 to $7.2 billion, largely due to higher cash balances at CIT Bank reflecting the success of raising deposits.

Funded new business volume of $2.2 billion increased 16% from the prior-year quarter, while committed new business volume of $2.5 billion increased 7% reflecting strong increases in Corporate Finance and Vendor Finance. Compared to the second quarter, volume decreased in Corporate Finance and Vendor Finance, as well as in Transportation Finance, which had fewer scheduled deliveries. Trade Finance factoring volume of $6.4 billion increased 8% sequentially, reflecting seasonal trends, but declined by approximately 6% from the year-ago quarter.

Reported net finance revenue3 continues to be impacted by accelerated interest expense related to the redemption of high cost debt. Average earning assets were $32.3 billion in the third quarter, down $1.4 billion from the year-ago quarter and essentially unchanged from the prior quarter. Average commercial earning assets were $27.9 billion and rose from both comparative periods. Reported net finance revenue as a percentage of average earning assets (“finance margin”) was negative in the third quarter, compared to 2.19% in the prior-year quarter and 1.05% in the second quarter of 2012 reflecting higher debt redemption costs. Excluding net FSA accretion and debt prepayment costs, finance margin was 2.97%, improved from 1.58% in the year-ago quarter and essentially unchanged from the second quarter. The increase from the year-ago quarter was driven primarily by lower funding costs and the reduction of low-yielding assets. When

2 Pre-tax income excluding debt redemption charges and FSA accretion is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

3 Net finance revenue and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

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compared to the prior quarter, the benefits of reduced funding costs were essentially offset by lower interest recoveries and other yield-related fees. Operating lease rental income was similarly unchanged from the second quarter, and improved from the year-ago quarter in line with the growth in the lease portfolio.

Other income (excluding operating lease rentals) of $81 million decreased from prior periods largely due to lower counterparty receivable accretion, reduced gains on assets sold, and fewer recoveries of loans charged off pre-emergence. Factoring commissions were $33 million, improved from the second quarter but lower than the year-ago quarter, consistent with trends in factoring volume.

Operating expenses were $238 million and included $5 million of restructuring-related costs. Operating expenses declined from the prior quarter but were up modestly from the year-ago quarter as a decline in professional fees was offset by increases in costs related to raising deposits and technology costs. Headcount at September 30, 2012 was 3,630 compared to 3,480 a year ago and 3,570 at June 30, 2012.

The $17 million loss on debt extinguishments in the current quarter represents the accelerated recognition of fees related to liability management actions taken during the quarter, which are discussed below in Capital and Funding.

The provision for income taxes in the third quarter was $3 million, significantly lower than recent quarters. The decline from prior periods is the result of a greater proportion of earnings in countries with lower tax rates.

Credit and Allowance for Loan Losses

Our favorable portfolio credit quality trends continued in the third quarter, as non-accrual loans declined both sequentially and from the prior-year quarter, while net charge-offs remained at low levels.

Net charge-offs were $18 million, or 0.36% as a percentage of average finance receivables, versus $46 million (0.83%) in the year-ago quarter and $17 million (0.33%) in the prior quarter. Net charge-offs in our commercial segments were 0.44% of average finance receivables, compared to 1.21% in the year-ago quarter and 0.42% in the prior quarter. These continued favorable levels were driven largely by Corporate Finance, as net charge-offs in this segment were below both comparison periods. The modest sequential increase in Vendor Finance charge-offs was related to the international portfolio, while the increase in Transportation Finance was from a loan secured by aviation equipment. Net charge-offs do not reflect recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale. Recoveries on these loans are recorded in other income and totaled $9 million, $36 million and $19 million for the current quarter, the year-ago quarter, and the prior quarter, respectively.

There was no provision for credit losses in the current quarter; provision expense was $47 million in the year-ago quarter and $9 million in the prior quarter. This favorable trend reflects the overall improvement in credit metrics, notably the decline in net charge-offs.

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Non-accrual loans further improved to $412 million, or 2.02% of finance receivables at September 30, 2012, compared to $914 million (4.19%) at September 30, 2011 and $455 million (2.26%) at June 30, 2012. Non-accrual loans as a percentage of finance receivables in the commercial segments were 2.48% at September 30, 2012, significantly improved from 6.11% at September 30, 2011 and 2.80% at June 30, 2012. While there were sequential declines in both the Corporate Finance and Trade Finance segments, there was an increase in Transportation Finance due to the addition of one loan secured by commercial aircraft.

The allowance for loan losses, which relates entirely to the commercial portfolio, was $398 million at September 30, 2012, or 1.95% of total finance receivables, compared to $415 million (1.90%) at September 30, 2011 and $414 million (2.06%) at June 30, 2012. As a percentage of the commercial portfolio, the allowance for loan losses was 2.39% at September 30, 2012, compared to 2.78% at September 30, 2011 and 2.56% at June 30, 2012. This decline reflects improved portfolio credit quality, including the continued replacement of lower credit quality legacy assets with new origination volume. Specific reserves were $55 million at September 30, 2012, essentially unchanged from $58 million a year ago and $54 million last quarter.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at September 30, 2012 were 16.7% and 17.5%, respectively, down from 18.0% and 18.9%, respectively, at June 30, 2012. Preliminary risk-weighted assets totaled $45.9 billion at September 30, 2012, compared to $44.3 billion at June 30, 2012. Book value per share at September 30, 2012 was $40.26, compared to $41.73 at June 30, 2012 and $44.32 at September 30, 2011. Tangible book value per share at September 30, 2012 was $38.43, compared to $39.87 at June 30, 2012 and $42.31 at September 30, 2011.

Cash and short-term investment securities totaled $7.2 billion at September 30, 2012, up from the prior-quarter and down slightly from September 30, 2011, and was comprised of $6.5 billion of cash and $0.7 billion of short-term investments. Cash and short-term investment securities at September 30, 2012 consisted of $1.9 billion related to the bank holding company, $3.6 billion at CIT Bank, $0.6 billion at operating subsidiaries and $1.1 billion in restricted balances. We had approximately $1.4 billion of unused and committed liquidity under a $2 billion revolving credit facility at September 30, 2012.

During the third quarter, we completed several transactions to lower our cost of capital and improve future profitability, while also diversifying our sources of funding. New financings included:

•	The issuance of $3 billion of senior unsecured debt, which consisted of $1.75 billion of 4.25% notes that mature in 2017 and $1.25 billion of 5.00% notes that mature in 2022.
•	A C$515 million ($511 million based on the exchange rate at the time of the transaction) securitization secured by a pool of Canadian equipment receivables from Vendor Finance that had a weighted average fixed coupon of 2.285%.

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•	The issuance of $1.9 billion of deposits, of which approximately 80% were originated through internet channels. (Discussed further in CIT Bank below.)
•	A new RMB2.2 billion (approximately $345 million based on the exchange rate at the time of the transaction) committed facility, which is in addition to an existing RMB facility established in 2011, that will allow Vendor Finance to fund new originations in China. The committed availability period expires in September 2014 with a three year final maturity for each drawdown under the facility.
•	The renewal of a $500 million committed facility secured by receivables at a lower cost and with a final maturity in November 2014.
•	The funding of six Boeing aircraft under a secured facility guaranteed by the Export-Import Bank of the United States for total proceeds of approximately $200 million.

In addition, we redeemed at par all of the remaining 7% Series C notes aggregating approximately $4.6 billion. The acceleration of FSA discount accretion related to these redemptions increased third quarter 2012 interest expense by approximately $454 million.

As a result of these actions, we made further progress towards our long term targeted funding mix.  At September 30, 2012, deposits represented 28% of our funding, with secured and unsecured borrowings comprising 33% and 39% of the funding mix, respectively. The weighted average coupon rate on outstanding deposits and long-term borrowings was 3.28% at September 30, 2012, improved from 3.83% at June 30, 2012 and 4.84% at September 30, 2011.

Segment Highlights

The following table details the impact of FSA accretion associated with accelerated debt repayment for each segment. The segment commentary that follows is focused on segment results excluding this impact.

Impacts of FSA Accretion Associated With Accelerated Debt Repayment on Pre-tax Income (Loss) by Segment

	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer
	Quarter Ended September 30, 2012
Pre-tax (Loss) – Reported	$(25.3)	$(94.7)	$(3.2)	$(57.0)	$(6.9)
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	69.8	229.1	16.1	59.1	12.1
Pre-tax Income (Loss) – Adjusted(1)	$44.5	$134.4	$12.9	$2.1	$5.2

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	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Consumer
	Quarter Ended June 30, 2012
Pre-tax Income/(Loss) – Reported	$49.5	$(0.2)	$3.1	$(12.1)	$30.3
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	44.0	129.5	8.8	38.9	6.5
Pre-tax Income (Loss) – Adjusted(1)	$93.5	$129.3	$11.9	$26.8	$36.8
	Quarter Ended September 30, 2011
Pre-tax Income – Reported	$29.6	$98.0	$10.6	$85.4	$9.7
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	0.3	1.4	0.1	(1.0)	0.9
Pre-tax Income (Loss) – Adjusted(1)	$29.9	$99.4	$10.7	$84.4	$10.6

(1)	Adjusted means excluding “accelerated FSA net discount/(premium) on debt extinguishments and repurchases” .

Corporate Finance

Excluding accelerated FSA interest expense, pre-tax earnings increased 49% from the prior-year quarter, as a lower credit provision and higher net finance revenue more than offset lower non-spread revenue, which decreased primarily due to lower gains on sales and recoveries. The sequential quarter decline is attributable to reduced benefits from net FSA accretion, prepayments and gains on asset sales, which were partially offset by a lower credit provision. Gains on asset sales totaled $12 million in the current quarter, down from approximately $20 million in the prior-year quarter and $17 million last quarter.

Financing and leasing assets grew $0.8 billion from September 30, 2011, and $0.3 billion from June 30, 2012, to $7.9 billion. New committed loan volume rose 9% from the prior-year quarter to $1.2 billion, while new funded volume increased 37% to $0.9 billion. Current period volumes, both funded and committed, declined sequentially. Approximately 95% of U.S. funded volume this quarter was originated by CIT Bank, up from 90% in the year-ago quarter.

Non-accrual loans declined to $256 million from $316 million at June 30, 2012 and $674 million a year ago, and net charge-offs were $5 million, down significantly from the prior-year quarter and down slightly from the second quarter of 2012.

Transportation Finance

Excluding accelerated FSA interest expense, pre-tax earnings rose 35% from the prior-year quarter and 4% sequentially primarily reflecting asset growth and lower funding costs. Equipment utilization remained strong with 99% of commercial air and 98% of rail equipment on lease or under a commitment at September 30, 2012. The sequential quarter increase in provision for credit losses reflects the establishment of reserves on a loan secured by commercial aircraft that was placed on non-accrual in September 2012.

Financing and leasing assets grew approximately $1.7 billion from September 30, 2011, and $0.2 billion from June 30, 2012, to $14.0 billion. New business volume of $563 million reflects the addition of six aircraft and over 1,700 railcars to our operating lease portfolio, and nearly $200 million of loans. All of the current quarter’s loan volume and over 95% of the rail volume was originated by CIT Bank. All but two of the

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18 aircraft scheduled for delivery in the next 12 months and over 95% of the approximately 5,800 railcars scheduled for delivery through December 2013 have lease commitments.

Trade Finance

Excluding accelerated FSA interest expense, pre-tax earnings increased 21% from the prior-year quarter, primarily due to lower funding costs.  Factoring volume was $6.4 billion, up 8% sequentially reflecting seasonal trends, but down 6% from the prior-year quarter. Factoring commissions of $33 million experienced similar trends as factoring volume.

Non-accrual balances decreased substantially from a year ago, primarily due to accounts returning to accrual status and reductions in exposures, and also decreased from June 30, 2012. Recoveries equaled charge-offs for the quarter.

Vendor Finance

Excluding accelerated FSA interest expense, pre-tax earnings declined significantly from the prior-year quarter primarily due to lower gains on asset sales and lower net FSA accretion. The sequential quarter decrease was attributable to lower other income, higher operating expenses, and higher credit costs due to lower recoveries. Various funding initiatives were completed during the quarter, including the establishment of a new committed facility to fund originations in China and a Canadian equipment receivables securitization, as previously described in Capital and Funding.

Financing and leasing assets grew to $5.2 billion, representing increases of 3% from June 30, 2012 and 7% from a year ago. Funded new business volume was $705 million, a 9% increase from the prior-year quarter but down sequentially. Essentially all U.S. funded volume in the current quarter was originated by CIT Bank.

Non-accrual loans and delinquencies declined from a year ago and were essentially unchanged from June 30, 2012. Net charge-offs rose modestly from prior periods due in part to lower recoveries.

Consumer Finance

Excluding accelerated FSA interest expense, pre-tax earnings declined both sequentially and from the year-ago quarter, primarily due to the absence of gains on asset sales in the current period. At September 30, 2012, the student loan portfolio totaled approximately $4.3 billion, which is funded through securitizations, and includes $0.5 billion of student loans in CIT Bank that are classified as held for sale.

Corporate and Other

Corporate and Other includes losses on debt extinguishments, which were $17 million this quarter, $21 million in the second quarter, and $147 million in the third quarter of 2011. In addition, Corporate and Other reflects certain corporate liquidity costs and unallocated interest expense, which included prepayment penalties on second lien debt that totaled $20 million in the year-ago quarter.

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CIT Bank

Growth in commercial assets resulted from strong volume during the quarter. Committed loan volume rose 38% from the year-ago quarter to $1.7 billion, of which nearly $1.4 billion was funded. Transportation Finance, Vendor Finance and Corporate Finance all contributed to the increase. Sequentially, funded volumes were down 6% as declines in Corporate Finance and Vendor Finance activity were partially offset by increases in Transportation Finance.

Total assets were $11.6 billion, up from $7.5 billion at September 30, 2011 and $10.0 billion at June 30, 2012. Loans (including held for sale) totaled $7.4 billion, up from $6.3 billion at September 30, 2011 and $6.6 billion at June 30, 2012 as commercial asset growth has been offset by the sale and run-off of consumer loans. Commercial loans and leases of $7.3 billion increased from $2.9 billion at September 30, 2011 and $6.3 billion at June 30, 2012. Assets held for sale totaled $0.6 billion at September 30, 2012 primarily representing the remaining portfolio of student loans at CIT Bank. Cash was $3.6 billion at September 30, 2012, up from $0.8 billion at September 30, 2011 and $3.0 billion at June 30, 2012. CIT Bank’s preliminary Total Capital ratio was 24.5% and the Tier 1 Leverage ratio was 21.4%.

Total deposits were $8.6 billion at September 30, 2012, up from $4.9 billion at September 30, 2011 and $7.1 billion at June 30, 2012. During the third quarter, CIT Bank placed over $1.9 billion of deposits at an average rate of approximately 1.3% that replaced maturing deposits at higher rates. The average term of new CDs issued was over three years. Deposits originated though our Internet Bank, which was launched during the fourth quarter of 2011, surpassed $3.5 billion. (Go to BankOnCIT.com for more information).

See attached tables for financial statements and supplemental financial information.

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Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, October 23, 2012, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers and reference access code “CIT Group” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (ET) on November 6, 2012, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 32932174, or at cit.com/investor.

EDITOR’S NOTE:

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $33 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), BankOnCIT.com, its primary bank subsidiary, which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in refining and implementing its strategy and business plan, the risk that CIT is unable to quickly react to and address key business and regulatory issues, the risk that CIT is delayed in transitioning certain business platforms to CIT Bank and may not succeed in developing a stable, long-term source of funding, and the risk that CIT continues to be subject to liquidity constraints and higher funding costs. We describe these and other risks that could affect our actual results in Item 1A, “Risk Factors”, of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue and net operating lease revenue are non-GAAP measurements used by management to gauge portfolio performance. “Pre-FSA” is non-GAAP and provides the user with additional data that is more comparable to historical and peer disclosures. Pre-tax income excluding debt refinancing charges and pre-tax income excluding debt refinancing charges and FSA accretion are non-GAAP measurements used by management to compare period over period operating results. Tangible book value and tangible book value per share are non-GAAP metrics to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Director of Corporate Communications	Executive Vice President
(973) 740-5390 / Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 / Matt.Klein@cit.com	(212) 771-9650 / Ken.Brause@cit.com

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Interest income
Interest and fees on loans	$366.1	$401.3	$494.2	$1,171.2	$1,715.6
Interest and dividends on investments	8.0	8.0	8.6	23.8	25.6
Total interest income	374.1	409.3	502.8	1,195.0	1,741.2
Interest expense
Interest on long-term borrowings	(773.7)	(603.9)	(574.7)	(2,421.0)	(2,030.2)
Interest on deposits	(38.4)	(35.3)	(28.4)	(110.0)	(77.9)
Total interest expense	(812.1)	(639.2)	(603.1)	(2,531.0)	(2,108.1)
Net interest revenue	(438.0)	(229.9)	(100.3)	(1,336.0)	(366.9)
Provision for credit losses	-	(8.9)	(47.4)	(51.5)	(253.9)
Net interest revenue, after credit provision	(438.0)	(238.8)	(147.7)	(1,387.5)	(620.8)
Non-interest income
Rental income on operating leases	444.4	445.5	409.0	1,329.2	1,238.1
Other income	81.2	144.0	242.8	474.6	746.6
Total non-interest income	525.6	589.5	651.8	1,803.8	1,984.7
Other expenses
Depreciation on operating lease equipment	(134.5)	(130.7)	(124.3)	(402.7)	(437.7)
Operating expenses	(237.5)	(240.2)	(226.4)	(701.0)	(669.8)
Loss on debt extinguishments	(16.8)	(21.5)	(146.6)	(61.2)	(146.6)
Total other expenses	(388.8)	(392.4)	(497.3)	(1,164.9)	(1,254.1)
(Loss) income before provision for income taxes	(301.2)	(41.7)	6.8	(748.6)	109.8
Provision for income taxes	(2.9)	(27.8)	(40.2)	(70.6)	(123.8)
Net loss before attribution of noncontrolling interests	(304.1)	(69.5)	(33.4)	(819.2)	(14.0)
Net (income) loss attributable to noncontrolling interests, after tax	(0.8)	(1.2)	0.6	(2.9)	(2.9)
Net loss	$(304.9)	$(70.7)	$(32.8)	$(822.1)	$(16.9)

Basic loss per common share	$(1.52)	$(0.35)	$(0.16)	$(4.09)	$(0.08)
Diluted loss per common share	$(1.52)	$(0.35)	$(0.16)	$(4.09)	$(0.08)
Average number of common shares - basic (thousands)	200,917	200,901	200,714	200,877	200,659
Average number of common shares - diluted (thousands)	200,917	200,901	200,714	200,877	200,659

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2011

Assets
Total cash and deposits	$6,455.5	$6,093.2	$7,435.6	$6,889.5
Investment securities	1,004.6	1,184.3	1,250.6	772.2
Trading assets at fair value - derivatives	29.3	36.2	42.8	77.3
Assets held for sale	1,421.1	1,434.0	2,332.3	1,513.8

Loans	20,383.4	20,100.5	19,885.5	21,817.4
Allowance for loan losses	(397.9)	(414.2)	(407.8)	(414.5)
Loans, net of allowance for loan losses	19,985.5	19,686.3	19,477.7	21,402.9

Operating lease equipment, net	12,072.0	11,896.4	11,991.6	11,188.8
Goodwill	330.8	330.8	330.8	330.8
Intangible assets, net	37.3	42.3	63.6	73.5
Unsecured counterparty receivable	592.9	638.2	733.5	525.4
Other assets	1,651.9	1,454.3	1,568.2	1,847.3
Total assets	$43,580.9	$42,796.0	$45,226.7	$44,621.5

Liabilities
Deposits	$8,709.3	$7,163.6	$6,193.7	$4,958.5
Trading liabilities at fair value - derivatives	81.9	54.8	66.2	93.5
Credit balances of factoring clients	1,224.9	1,164.1	1,225.5	1,093.5
Other liabilities	2,567.4	2,494.2	2,562.2	2,532.8
Long-term borrowings
Unsecured borrowings	12,334.9	13,430.5	-	-
Secured borrowings	10,571.6	10,103.8	26,288.1	27,050.1
Total long-term borrowings	22,906.5	23,534.3	26,288.1	27,050.1
Total liabilities	35,490.0	34,411.0	36,335.7	35,728.4
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0	2.0
Paid-in capital	8,491.0	8,481.5	8,459.3	8,453.8
(Accumulated deficit) retained earnings	(290.0)	14.9	532.1	488.5
Accumulated other comprehensive loss	(100.3)	(101.0)	(92.1)	(39.4)
Treasury stock, at cost	(16.7)	(16.5)	(12.8)	(12.5)
Total common stockholders' equity	8,086.0	8,380.9	8,888.5	8,892.4
Noncontrolling interests	4.9	4.1	2.5	0.7
Total equity	8,090.9	8,385.0	8,891.0	8,893.1
Total liabilities and equity	$43,580.9	$42,796.0	$45,226.7	$44,621.5

Book Value Per Common Share
Book value per common share	$40.26	$41.73	$44.30	$44.32
Tangible book value per common share	$38.43	$39.87	$42.33	$42.31
Outstanding common shares (in thousands)	200,850	200,837	200,660	200,636

12

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	Quarters Ended			Nine Months Ended
INCOME STATEMENT ITEMS	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Other Income
Gains on loan and portfolio sales	$5.5	$26.5	$53.7	$177.4	$221.6
Factoring commissions	33.1	28.9	35.5	94.3	100.2
Gains on sales of leasing equipment	33.3	23.2	72.8	76.0	129.8
Counterparty receivable accretion	3.3	44.8	26.3	57.1	86.4
Fee revenues	16.1	18.3	18.3	51.4	60.2
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	8.6	18.6	36.3	37.6	93.9
Other revenues	3.0	12.8	29.2	33.4	65.8
Gain on investment sales	5.0	4.4	8.5	28.5	35.7
(Losses) gains on derivatives and foreign currency exchange	1.0	(4.6)	(17.5)	(2.9)	(3.7)
Impairment on assets held for sale	(27.7)	(28.9)	(20.3)	(78.2)	(43.3)
Total other income	$81.2	$144.0	$242.8	$474.6	$746.6

Operating Expenses
Compensation and benefits	$138.5	$136.7	$136.1	$408.8	$377.4
Technology	19.4	17.8	16.4	56.0	53.2
Professional fees	18.1	13.3	29.6	51.4	95.6
Net occupancy expense	9.2	9.8	9.9	28.1	29.7
Provision for severance and facilities exiting activities	5.0	1.4	0.5	10.9	8.0
Other expenses	47.3	61.2	33.9	145.8	105.9
Operating expenses	$237.5	$240.2	$226.4	$701.0	$669.8

Fresh Start Accounting:
Accretion / (Amortization)
Interest income	$59.1	$76.7	$150.3	$226.9	$617.7
Interest expense	(494.7)	(308.4)	(141.3)	(1,489.9)	(639.1)
Rental income on operating leases	(4.9)	(6.4)	(12.2)	(19.4)	(46.3)
Depreciation expense	49.8	54.0	59.4	161.3	181.2
FSA - net finance revenue	(390.7)	(184.1)	56.2	(1,121.1)	113.5
Other income	3.3	44.8	26.3	57.1	86.4
Total	$(387.4)	$(139.3)	$82.5	$(1,064.0)	$199.9

BALANCE SHEET ITEMS
Fresh Start Accounting:	September 30,	June 30,	December 31,	September 30,
Accretable (Discount) / Premium	2012	2012	2011	2011
Loans	$(401.0)	$(452.5)	$(621.8)	$(830.7)
Operating lease equipment, net	(2,610.6)	(2,670.9)	(2,803.1)	(2,837.5)
Intangible assets	37.3	42.3	63.6	73.5
Other assets	(56.0)	(59.3)	(113.1)	(139.1)
Total assets	$(3,030.3)	$(3,140.4)	$(3,474.4)	$(3,733.8)
Deposits	$5.2	$7.1	$14.5	$19.3
Long-term borrowings	(519.8)	(1,016.3)	(2,018.9)	(2,288.6)
Other liabilities	4.4	6.5	25.7	37.3
Total liabilities	$(510.2)	$(1,002.7)	$(1,978.7)	$(2,232.0)

13

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2011
FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$ 7,800.4	$ 7,549.7	$ 6,862.7	$ 6,734.6
Operating lease equipment, net	14.6	19.0	35.0	40.1
Assets held for sale	110.8	103.8	214.0	399.6
Financing and leasing assets	7,925.8	7,672.5	7,111.7	7,174.3
Transportation Finance
Loans	1,790.9	1,756.8	1,487.0	1,347.7
Operating lease equipment, net	11,847.4	11,672.4	11,739.4	10,923.3
Assets held for sale	371.4	394.5	84.0	60.1
Financing and leasing assets	14,009.7	13,823.7	13,310.4	12,331.1
Trade Finance
Loans - factoring receivables	2,408.3	2,371.3	2,431.4	2,551.7
Vendor Finance
Loans	4,628.0	4,524.5	4,421.7	4,300.1
Operating lease equipment, net	210.0	205.0	217.2	225.4
Assets held for sale	398.1	376.5	371.6	367.8
Financing and leasing assets	5,236.1	5,106.0	5,010.5	4,893.3
Total commercial financing and leasing assets	29,579.9	28,973.5	27,864.0	26,950.4
Consumer
Loans - student lending	3,752.9	3,895.5	4,680.0	6,866.4
Loans - other	2.9	2.7	2.7	16.9
Assets held for sale	540.8	559.2	1,662.7	686.3
Financing and leasing assets	4,296.6	4,457.4	6,345.4	7,569.6
Total financing and leasing assets	$ 33,876.5	$ 33,430.9	$ 34,209.4	$ 34,520.0

INVESTMENT SECURITIES
Short-term investments, predominantly U.S. Treasuries	$ 750.1	$ 949.9	$ 937.2	$ 450.0
Other debt and equity investments	254.5	234.4	313.4	322.2
Total investment securities	$ 1,004.6	$ 1,184.3	$ 1,250.6	$ 772.2

OTHER ASSETS
Deposits on commercial aerospace equipment	$ 558.3	$ 495.8	$ 463.7	$ 593.7
Deferred debt costs	172.1	148.4	127.2	100.9
Other counterparty receivables	138.4	32.2	94.1	167.5
Tax receivables, other than income taxes	128.8	68.0	57.5	54.7
Executive retirement plan and deferred compensation	109.4	110.1	110.2	111.7
Accrued interest and dividends	106.4	102.1	143.8	170.0
Prepaid expenses	80.5	87.3	86.3	78.3
Furniture and fixtures	79.0	77.0	79.5	78.9
Other	279.0	333.4	405.9	491.6
Total other assets	$ 1,651.9	$ 1,454.3	$ 1,568.2	$ 1,847.3

AVERAGE BALANCES AND RATES
	Quarters Ended
	September 30, 2012		June 30, 2012		September 30, 2011 (*)
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$ 6,911.1	0.3%	$ 6,456.2	0.3%	$ 6,566.7	0.4%
Investments	1,105.0	0.8%	1,278.3	0.9%	2,051.8	0.5%
Loans (including held for sale assets)	21,035.6	7.4%	21,007.8	8.1%	23,501.1	8.8%
Total interest earning assets	29,051.7	5.4%	28,742.3	5.9%	32,119.6	6.5%
Operating lease equipment, net (including held for sale assets)	12,540.0	9.9%	12,341.4	10.2%	11,342.2	10.0%
Other	2,601.9		2,723.2		3,364.7
Total average assets	$ 44,193.6		$ 43,806.9		$ 46,826.5
Liabilities
Deposits	$ 7,977.5	1.9%	$ 6,922.6	2.0%	$ 4,658.7	2.4%
Long-term borrowings	23,998.6	12.9%	24,695.8	9.8%	29,308.6	7.8%
Total interest-bearing liabilities	31,976.1	10.2%	31,618.4	8.1%	33,967.3	7.1%
Credit balances of factoring clients	1,190.7		1,160.4		1,130.9
Other	11,026.8		11,028.1		11,728.3
Total average liabilities and equity	$ 44,193.6		$ 43,806.9		$ 46,826.5

	Nine Months Ended
	September 30, 2012		September 30, 2011 (*)
Assets	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$ 6,701.4	0.3%	$ 7,157.8	0.3%
Investments	1,384.6	0.8%	2,241.7	0.5%
Loans (including held for sale assets)	21,261.2	7.8%	24,352.0	9.8%
Total interest earning assets	29,347.2	5.7%	33,751.5	7.1%
Operating lease equipment, net (including held for sale assets)	12,368.7	10.0%	11,253.6	9.5%
Other	2,739.7		3,842.2
Total average assets	$ 44,455.6		$ 48,847.3
Liabilities
Deposits	$ 7,183.2	2.0%	$ 4,475.6	2.3%
Long-term borrowings	24,902.1	13.0%	31,433.0	8.6%
Total interest-bearing liabilities	32,085.3	10.5%	35,908.6	7.8%
Credit balances of factoring clients	1,170.4		1,064.9
Other	11,199.9		11,873.8
Total average liabilities and equity	$ 44,455.6		$ 48,847.3

* Certain amounts reported in prior periods have been reclassified to conform with the current period presentation.

14

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

CREDIT METRICS - AFTER FRESH START ACCOUNTING
	Quarters Ended						Nine Months Ended
Gross Charge-offs To Average Finance Receivables	September 30, 2012		June 30, 2012		September 30, 2011		September 30, 2012		September 30, 2011
Corporate Finance	$ 10.9	0.57%	$ 7.6	0.41%	$ 45.6	2.66%	$ 36.5	0.66%	$ 220.6	4.01%
Transportation Finance	2.9	0.67%	0.9	0.22%	-	-	11.7	0.93%	0.7	0.07%
Trade Finance	3.2	0.53%	1.9	0.33%	4.3	0.66%	6.6	0.37%	14.6	0.78%
Vendor Finance	18.5	1.62%	17.2	1.54%	20.3	1.86%	51.9	1.54%	79.6	2.36%
Commercial Segments	35.5	0.87%	27.6	0.69%	70.2	1.85%	106.7	0.90%	315.5	2.69%
Consumer	-	-	0.4	0.03%	0.9	0.05%	1.0	0.03%	3.3	0.06%
Total	$ 35.5	0.71%	$ 28.0	0.55%	$ 71.1	1.28%	$ 107.7	0.71%	$ 318.8	1.83%

Net Charge-offs To Average Finance Receivables(1)
Corporate Finance	$ 5.0	0.26%	$ 6.5	0.35%	$ 40.9	2.38%	$ 18.2	0.33%	$ 196.3	3.57%
Transportation Finance	2.9	0.67%	0.9	0.22%	-	-	11.7	0.93%	0.6	0.07%
Trade Finance	-	-	1.5	0.26%	1.8	0.28%	2.6	0.15%	4.1	0.22%
Vendor Finance	10.1	0.88%	7.7	0.69%	2.9	0.26%	23.8	0.71%	37.5	1.11%
Commercial Segments	18.0	0.44%	16.6	0.42%	45.6	1.21%	56.3	0.47%	238.5	2.03%
Consumer	-	-	0.2	0.02%	0.6	0.03%	0.5	0.02%	2.4	0.04%
Total	$ 18.0	0.36%	$ 16.8	0.33%	$ 46.2	0.83%	$ 56.8	0.37%	$ 240.9	1.38%

Non-accruing Loans To Finance Receivables(2)	September 30, 2012		June 30, 2012		December 31, 2011		September 30, 2011
Corporate Finance	$ 255.6	3.28%	$ 315.9	4.18%	$ 497.9	7.26%	$ 674.4	10.01%
Transportation Finance	55.2	3.08%	17.3	0.99%	45.0	3.03%	54.5	4.05%
Trade Finance	27.2	1.13%	47.8	2.01%	75.3	3.10%	94.0	3.68%
Vendor Finance	73.7	1.59%	73.5	1.62%	82.9	1.88%	90.2	2.10%
Commercial Segments	411.7	2.48%	454.5	2.80%	701.1	4.61%	913.1	6.11%
Consumer	0.3	0.01%	0.4	0.01%	0.9	0.02%	0.6	0.01%
Total	$ 412.0	2.02%	$ 454.9	2.26%	$ 702.0	3.53%	$ 913.7	4.19%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses					Allowance for Loan Losses
	Quarters Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,		September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2012	2011	2012	2012	2011	2011
Specific reserves - commercial impaired loans	$ 1.6	$ 9.3	$ (14.8)	$ 0.9	$ (63.2)	$ 55.5	$ 53.9	$ 54.6	$ 58.1
Non-specific reserves - commercial	(19.6)	(17.2)	16.0	(6.2)	76.2	342.4	360.3	353.2	356.4
Net charge-offs - commercial(1)	18.0	16.6	45.6	56.3	238.5	-	-	-	-
Net charge-offs - consumer(1)	-	0.2	0.6	0.5	2.4	-	-	-	-
Totals	$ -	$ 8.9	$ 47.4	$ 51.5	$ 253.9	$ 397.9	$ 414.2	$ 407.8	$ 414.5

(1) Net charge-offs do not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale recorded in Other Income.
(2) Non-accrual loans include loans held for sale.

15

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT RESULTS
(dollars in millions)

	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Commercial Segments	Consumer	Corporate and Other	Consolidated
Quarter Ended September 30, 2012
Total interest income	$140.1	$34.1	$15.0	$135.1	$324.3	$44.9	$4.9	$374.1
Total interest expense	(146.9)	(374.7)	(24.1)	(122.7)	(668.4)	(43.0)	(100.7)	(812.1)
Provision for credit losses	22.0	(8.9)	(4.3)	(8.8)	—	—	—	—
Rental income on operating leases	1.7	386.2	—	56.5	444.4	—	—	444.4
Other income	24.6	18.4	39.0	(2.9)	79.1	1.2	0.9	81.2
Depreciation on operating lease equipment	(1.0)	(106.3)	—	(27.2)	(134.5)	—	—	(134.5)
Operating expenses / loss on debt extinguishments	(65.8)	(43.5)	(28.8)	(87.0)	(225.1)	(10.0)	(19.2)	(254.3)
Income (loss) before provision for income taxes	$(25.3)	$(94.7)	$(3.2)	$(57.0)	$(180.2)	$(6.9)	$(114.1)	$(301.2)
Funded new business volume	$903.4	$562.8	$—	$705.0	$2,171.2	$—	$—	$2,171.2
Average Earning Assets	$7,792.3	$13,906.2	$1,059.9	$5,148.4	$27,906.8	$4,344.4	$—	$32,251.2
Average Finance Receivables	$7,682.9	$1,742.9	$2,368.4	$4,557.2	$16,351.4	$3,730.2	$—	$20,081.6
Quarter Ended June 30, 2012
Total interest income	$171.1	$35.5	$14.1	$135.6	$356.3	$48.5	$4.5	$409.3
Total interest expense	(130.9)	(288.4)	(17.7)	(110.7)	(547.7)	(26.4)	(65.1)	(639.2)
Provision for credit losses	(7.7)	(0.1)	2.2	(3.1)	(8.7)	(0.2)	—	(8.9)
Rental income on operating leases	2.3	382.9	—	60.3	445.5	—	—	445.5
Other income	76.7	14.5	33.3	7.6	132.1	17.9	(6.0)	144.0
Depreciation on operating lease equipment	(1.2)	(101.9)	—	(27.6)	(130.7)	—	—	(130.7)
Operating expenses / loss on debt extinguishments	(60.8)	(42.7)	(28.8)	(74.2)	(206.5)	(9.5)	(45.7)	(261.7)
Income (loss) before provision for income taxes	$49.5	$(0.2)	$3.1	$(12.1)	$40.3	$30.3	$(112.3)	$(41.7)
Funded new business volume	$969.4	$640.0	$—	$761.8	$2,371.2	$—	$—	$2,371.2
Average Earning Assets	$7,459.5	$13,688.3	$1,100.6	$5,050.2	$27,298.6	$5,009.1	$—	$32,307.7
Average Finance Receivables	$7,374.2	$1,722.8	$2,346.7	$4,464.2	$15,907.9	$4,509.7	$—	$20,417.6
Quarter Ended September 30, 2011
Total interest income	$189.0	$37.3	$21.8	$185.2	$433.3	$64.5	$5.0	$502.8
Total interest expense	(165.7)	(202.3)	(19.1)	(109.9)	(497.0)	(42.3)	(63.8)	(603.1)
Provision for credit losses	(37.7)	(2.2)	(4.4)	(2.5)	(46.8)	(0.6)	—	(47.4)
Rental income on operating leases	4.1	342.2	—	62.7	409.0	—	—	409.0
Other income	93.1	57.0	40.9	60.1	251.1	4.9	(13.2)	242.8
Depreciation on operating lease equipment	(1.7)	(90.7)	—	(31.9)	(124.3)	—	—	(124.3)
Operating expenses / loss on debt extinguishments	(51.5)	(43.3)	(28.6)	(78.3)	(201.7)	(16.8)	(154.5)	(373.0)
Income (loss) before provision for income taxes	$29.6	$98.0	$10.6	$85.4	$223.6	$9.7	$(226.5)	$6.8
Funded new business volume	$659.7	$557.8	$—	$647.8	$1,865.3	$—	$—	$1,865.3
Average Earning Assets	$7,287.0	$12,253.6	$1,408.6	$5,073.8	$26,023.0	$7,645.6	$—	$33,668.6
Average Finance Receivables	$6,857.9	$1,358.5	$2,593.9	$4,373.6	$15,183.9	$6,953.1	$—	$22,137.0
Nine Months Ended September 30, 2012
Total interest income	$487.0	$103.6	$43.6	$403.2	$1,037.4	$143.6	$14.0	$1,195.0
Total interest expense	(496.0)	(1,122.0)	(74.2)	(419.4)	(2,111.6)	(134.9)	(284.5)	(2,531.0)
Provision for credit losses	(8.4)	(16.6)	(5.9)	(20.1)	(51.0)	(0.5)	—	(51.5)
Rental income on operating leases	6.8	1,143.8	—	178.6	1,329.2	—	—	1,329.2
Other income	302.3	46.2	108.6	0.3	457.4	21.4	(4.2)	474.6
Depreciation on operating lease equipment	(3.3)	(316.1)	—	(83.3)	(402.7)	—	—	(402.7)
Operating expenses / loss on debt extinguishments	(193.9)	(132.0)	(89.2)	(241.5)	(656.6)	(30.4)	(75.2)	(762.2)
Income (loss) before provision for income taxes	$94.5	$(293.1)	$(17.1)	$(182.2)	$(397.9)	$(0.8)	$(349.9)	$(748.6)
Funded new business volume	$2,910.9	$1,492.5	$—	$2,139.4	$6,542.8	$—	$—	$6,542.8
Average Earning Assets	$7,481.6	$13,664.9	$1,118.8	$5,072.0	$27,337.3	$5,228.3	$—	$32,565.6
Average Finance Receivables	$7,368.4	$1,678.9	$2,354.3	$4,481.8	$15,883.4	$4,339.8	$—	$20,223.2
Nine Months Ended September 30, 2011
Total interest income	$717.7	$123.4	$56.8	$623.5	$1,521.4	$204.2	$15.6	$1,741.2
Total interest expense	(554.9)	(663.6)	(74.3)	(408.4)	(1,701.2)	(144.0)	(262.9)	(2,108.1)
Provision for credit losses	(163.0)	(8.7)	(11.7)	(68.1)	(251.5)	(2.4)	—	(253.9)
Rental income on operating leases	14.1	1,007.2	—	216.8	1,238.1	—	—	1,238.1
Other income	362.6	110.1	120.3	145.8	738.8	10.7	(2.9)	746.6
Depreciation on operating lease equipment	(6.3)	(280.2)	—	(151.2)	(437.7)	—	—	(437.7)
Operating expenses / loss on debt extinguishments	(169.4)	(120.4)	(82.8)	(234.3)	(606.9)	(49.7)	(159.8)	(816.4)
Income (loss) before provision for income taxes	$200.8	$167.8	$8.3	$124.1	$501.0	$18.8	$(410.0)	$109.8
Funded new business volume	$1,781.5	$1,274.5	$—	$1,861.0	$4,917.0	$—	$—	$4,917.0
Average Earning Assets	$7,625.0	$12,159.8	$1,399.6	$5,493.5	$26,677.9	$7,839.2	$—	$34,517.1
Average Finance Receivables	$7,321.7	$1,359.8	$2,492.3	$4,503.0	$15,676.8	$7,535.3	$—	$23,212.1

16

CIT GROUP INC. AND SUBSIDIARIES
NON-GAAP DISCLOSURES
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
	Quarters Ended			Nine Months Ended
Total Net Revenues(1)	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Interest income	$ 374.1	$ 409.3	$ 502.8	$ 1,195.0	$ 1,741.2
Rental income on operating leases	444.4	445.5	409.0	1,329.2	1,238.1
Finance revenue	818.5	854.8	911.8	2,524.2	2,979.3
Interest expense	(812.1)	(639.2)	(603.1)	(2,531.0)	(2,108.1)
Depreciation on operating lease equipment	(134.5)	(130.7)	(124.3)	(402.7)	(437.7)
Net finance revenue	(128.1)	84.9	184.4	(409.5)	433.5
Other income	81.2	144.0	242.8	474.6	746.6
Total net revenues	$ (46.9)	$ 228.9	$ 427.2	$ 65.1	$ 1,180.1

Net Operating Lease Revenues(2)
Rental income on operating leases	$ 444.4	$ 445.5	$ 409.0	$ 1,329.2	$ 1,238.1
Depreciation on operating lease equipment	(134.5)	(130.7)	(124.3)	(402.7)	(437.7)
Net operating lease revenue	$ 309.9	$ 314.8	$ 284.7	$ 926.5	$ 800.4

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	September 30, 2012		June 30, 2012		September 30, 2011
Net finance revenue	$ (128.1)	(1.59)%	$ 84.9	1.05%	$ 184.4	2.19%
FSA impact on net finance revenue	390.7	4.56%	184.1	1.97%	(56.2)	(0.82)%
Secured debt prepayment costs	-	-	-	-	20.0	0.21%
Adjusted net finance revenue	$ 262.6	2.97%	$ 269.0	3.02%	$ 148.2	1.58%

	Nine Months Ended
	September 30, 2012		September 30, 2011
Net finance revenue	$ (409.5)	(1.68)%	$ 433.5	1.67%
FSA impact on net finance revenue	1,121.1	4.33%	(113.5)	(0.57)%
Secured debt prepayment costs	-	-	105.0	0.36%
Adjusted net finance revenue	$ 711.6	2.65%	$ 425.0	1.46%

	Quarters Ended			Nine Months Ended
Impacts of FSA Accretion and Debt-related Transaction Costs on Pre-tax Income (Loss)	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Pre-tax Income/(Loss) – Reported	$ (301.2)	$ (41.7)	$ 6.8	$ (748.6)	$ 109.8
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	453.9	264.9	2.4	1,315.7	126.9
Debt Related – Loss on Debt Extinguishments	16.8	21.5	146.6	61.2	146.6
Debt Related – Prepayment Costs	-	-	20.0	-	105.0
Pre-tax Income (Loss) – Excluding Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases and Loss on Debt Extinguishments	169.5	244.7	175.8	628.3	488.3
Net FSA Accretion (excluding debt related acceleration)	(66.5)	(125.6)	(84.9)	(251.7)	(326.8)
Pre-tax Income (Loss) – Excluding FSA Net Accretion & Debt Related Costs	$ 103.0	$ 119.1	$ 90.9	$ 376.6	$ 161.5

	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2011
Earning Assets(3)
Loans	$ 20,383.4	$ 20,100.5	$ 19,885.5	$ 21,817.4
Operating lease equipment, net	12,072.0	11,896.4	11,991.6	11,188.8
Assets held for sale	1,421.1	1,434.0	2,332.3	1,513.8
Credit balances of factoring clients	(1,224.9)	(1,164.1)	(1,225.5)	(1,093.5)
Total earning assets	$ 32,651.6	$ 32,266.8	$ 32,983.9	$ 33,426.5
Commercial earning assets	$ 28,355.0	$ 27,809.4	$ 26,638.5	$ 25,856.9

Tangible Book Value
Total common stockholders' equity	$ 8,086.0	$ 8,380.9	$ 8,888.5	$ 8,892.4
Less: Goodwill	(330.8)	(330.8)	(330.8)	(330.8)
Intangible assets	(37.3)	(42.3)	(63.6)	(73.5)
Tangible book value	$ 7,717.9	$ 8,007.8	$ 8,494.1	$ 8,488.1

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.
(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment. Total net operating lease revenues are used by management to monitor portfolio performance.
(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.